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EXHIBIT 99.1

        ESSENTIAL REALITY ANNOUNCES DEPARTURE OF STEVEN T. FRANCESCO, CEO
                   AGREES IN PRINCIPLE TO JOIN ADVISORY BOARD

NEW YORK - FEBRUARY 7, 2003 -Essential Reality, Inc., (NASDAQ OTCBB: ESSR), a developer and integrator of leading-edge sensory and real-time remote tracking devices, announced the departure of Steven T. Francesco, the Company's Chief Executive Officer and a member of the Board of Directors. The departure was a mutual decision between the Company's Board of Directors and Mr. Francesco and he has agreed in principle to join the Company's Board of Advisors where he will work with the Company to finalize various business development initiatives which were started during his tenure with the Company. Mr. Francesco will also assist the Company with its current round of financing and in the process of identifying potential CEO candidates.

"Having the opportunity to lead an innovative and dynamic company through such an exciting period in its evolution has been an experience I will never forget," said Mr. Francesco. "It is time for Essential Reality to move into a new phase and focus on expanding its product lines, which I feel takes someone with a different background than mine. I am confident that they have what it takes to continue making great strides and realize their ultimate vision."

The Board of Directors said it is already holding discussions with candidates for the position of Chief Executive Officer.

"Mr. Francesco stepped in at a critical time and was charged with putting the company on a path to success " said Humbert B. Powell, III, Chairman of Essential Reality's Board of Directors. "He has spearheaded the successful launch of Essential Reality's inaugural product, the P5 virtual controller, and coordinated various content initiatives. We wish him continued success as he enters a new phase of his career."

ABOUT ESSENTIAL REALITY
Essential Reality was founded with the goal of becoming a leader in the design, development and integration of revolutionary tracking and sensory technologies that can be used to provide the ultimate interface between man and machine. Essential Reality plans on realizing this vision through multiple product offerings that primarily apply tracking and sensory technologies for different end-user applications that ultimately have diverse vertical market applications as well.

ABOUT THE P5
With its initial product family - the P5 - Essential Reality is focusing on developing, manufacturing and distributing next-generation 3-D peripherals for the PC/Mac, console gaming and professional user communities. A USB based product, the first generation P5 is designed for compatibility with the Microsoft Windows 98 operating system and higher, as well as Mac OS 9 and below.

Certain of the above statements contained in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results, events and circumstances (including future performance, results and trends) could differ materially from those set forth in such statements due to various factors, risks and uncertainties, including but not limited to, risks associated with the Company's future growth and operating results, the uncertainty of market acceptance of the Company's products, technological change, competitive factors and general economic conditions. The Company has no duty and undertakes no obligation to update such statements.

FOR MORE INFORMATION, PLEASE CONTACT:
David Devor, Vice President Marketing
Essential Reality, Inc.
212-760-5155
ddevor@essentialreality.com






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